Exhibit 99

Family Dollar Reports Record Third Quarter Earnings

  Earnings per diluted share increases 34.8% to $0.62
  Operating margin increases 160 basis points
  Management increases earnings guidance

MATTHEWS, N.C.--(BUSINESS WIRE)--July 8, 2009--Family Dollar Stores, Inc. (NYSE: FDO) today reported that net income per diluted share for the third quarter of fiscal 2009 ended May 30, 2009, increased 34.8% to $0.62 per diluted share compared with $0.46 per diluted share in the third quarter of fiscal 2008 ended May 31, 2008. Net income for the third quarter of fiscal 2009 increased 35.5% to $87.7 million compared with net income of $64.7 million for the third quarter of fiscal 2008.

“In today’s environment, Family Dollar’s commitment to value has great appeal. Customers are shopping us more frequently and relying on us to meet more of their basic needs. As a result, we continue to gain market share,” said Howard R. Levine, Chairman and Chief Executive Officer.

“For fifty years, our strategy of providing customers with value and convenience has enabled us to weather past recessionary cycles well. But, we also have experienced strong growth during recovery periods as customers have increased their discretionary spend,” continued Levine. “While we can’t predict when the current environment will improve, the investments we are making to be more relevant to our customers and to improve the in-store experience position us well to meet our customers’ evolving needs.”

As previously reported, net sales for the third quarter of fiscal 2009 were $1.843 billion, or 8.3% above sales of $1.702 billion for the third quarter of fiscal 2008. Sales in comparable stores increased 6.2%. The increase in comparable store sales was a result of increased customer traffic, as measured by the number of register transactions, and an increase in the value of the average customer transaction. Sales in the third quarter of fiscal 2009 were strongest in the Consumables category.

Gross profit, as a percentage of sales, was 36.2% in the third quarter of fiscal 2009 compared to 34.6% in the third quarter of fiscal 2008. The improvement in gross profit, as a percentage of sales, was a result of lower freight expense, lower inventory shrinkage and higher purchase mark-ups which more than offset stronger sales of lower-margin consumable merchandise.

Selling, general and administrative (“SG&A”) expenses increased 8.3% to $528.2 million in the third quarter of fiscal 2009 compared to $487.8 million in the third quarter of fiscal 2008. As a percentage of sales, SG&A expenses were flat in the third quarter of fiscal 2009 compared with the third quarter of fiscal 2008. Most expenses, including occupancy and payroll costs, were leveraged during the quarter as a result of a strong comparable store sales increase and continued expense management. These improvements were offset by higher incentive compensation and higher insurance expense.

The Company’s inventories at May 30, 2009, were $1.035 billion, or 3.0% more than inventories of $1.005 billion at May 31, 2008. Inventory per store increased 1.3%. Reflecting increased customer demand, inventory of consumable merchandise was higher, offsetting lower inventory in more discretionary categories.

During the third quarter of fiscal 2009, the Company repurchased approximately 1.2 million shares of its common stock for a total cost of $38.5 million. As of May 30, 2009, the Company had authorization to purchase up to an additional $94.6 million of its common stock.

Outlook

“While we continue to believe that the underlying sales trends remain strong, we expect that the sales increase for the quarter will be affected by the cycling of last year’s stimulus checks,“ said Mr. Levine. “The quarter is off to a good start, with sales in comparable stores increasing an estimated 2% in June.”

“At Family Dollar, we have consistently reinvested in our business to drive stronger shareholder returns. Reflecting this strategy, we are investing aggressively in a chain-wide store technology refresh which supports the acceptance of credit cards and food stamps. In addition, this quarter we are initiating efforts to re-align space in our stores to accommodate strong customer demand and improve the in-store shopping experience. These investments will add incremental expense pressure in the fourth quarter but will position us to drive sustainable growth beyond the current quarter,” concluded Mr. Levine.

For the fourth quarter of fiscal 2009 ending August 29, 2009, the Company expects that net sales will increase between 4% and 6% and expects comparable store sales will increase 2% to 4%. Reflecting the anticipated impact from lower freight expense, lower inventory shrinkage and investments the Company is making to enhance the shopping experience, the Company expects that earnings per diluted share will be between $0.39 and $0.43 in the fourth quarter of fiscal 2009 as compared with $0.38 in the fourth quarter of fiscal 2008.

For the fiscal year ending August 29, 2009, the Company expects that earnings per diluted share will be between $2.03 and $2.07 in fiscal 2009 as compared with $1.66 in fiscal 2008.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment plans, net sales, comparable store sales, cost of sales, SG&A expenses, and earnings per diluted share. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Third Quarter Earnings Conference Call Information

The Company plans to host a conference call with investors today, July 8, 2009, at 10:00 A.M. EDT to discuss the results. If you wish to participate, please call (800) 857-5160 for domestic US calls and (312) 470-7174 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. EDT, July 8, 2009.

About Family Dollar

Operating small store locations, Family Dollar is one of the fastest-growing discount retail chains in the United States. Family Dollar offers a core assortment of name-brand and quality consumable merchandise supplemented by fashion and seasonal merchandise at everyday low prices.

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,600 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Third Quarter Ended
(in thousands, except per share amounts)	May 30, 2009	% of Net Sales	May 31, 2008	% of Net Sales

Net sales	$1,843,089	100.0%	$1,702,197	100.0%

Cost of sales	1,175,897	63.8%	1,112,755	65.4%

Gross profit	667,192	36.2%	589,442	34.6%

Selling, general and administrative expenses	528,158	28.7%	487,835	28.7%

Operating profit	139,034	7.5%	101,607	5.9%

Interest income	879	0.0%	2,973	0.2%

Interest expense	3,216	0.2%	3,361	0.2%

Income before income taxes	136,697	7.3%	101,219	5.9%

Income taxes	48,976	2.7%	36,546	2.1%

Net income	$87,721	4.6%	$64,673	3.8%

Net income per common share - basic	$0.63		$0.46
Weighted average shares - basic	140,319		139,696

Net income per common share - diluted	$0.62		$0.46
Weighted average shares - diluted	141,195		139,920

Dividends declared per common share	$0.135		$0.125

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Quarters Ended
(in thousands, except per share amounts)	May 30, 2009	% of Net Sales	May 31, 2008	% of Net Sales

Net sales	$5,589,182	100.0%	$5,217,851	100.0%

Cost of sales	3,636,233	65.1%	3,453,301	66.2%

Gross profit	1,952,949	34.9%	1,764,550	33.8%

Selling, general and administrative expenses	1,587,425	28.4%	1,481,340	28.4%

Operating profit	365,524	6.5%	283,210	5.4%

Interest income	6,042	0.1%	8,402	0.2%

Interest expense	9,778	0.2%	11,327	0.2%

Income before income taxes	361,788	6.4%	280,285	5.4%

Income taxes	130,638	2.3%	100,363	1.9%

Net income	$231,150	4.1%	$179,922	3.5%

Net income per common share - basic	$1.65		$1.28
Weighted average shares - basic	140,044		140,357

Net income per common share - diluted	$1.64		$1.28
Weighted average shares - diluted	140,629		140,620

Dividends declared per common share	$0.395		$0.365

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except per share and share amounts)	May 30, 2009	May 31, 2008
Assets
Current assets:
Cash and cash equivalents	$296,058	$84,428
Investment securities	33,500	—
Merchandise inventories	1,035,259	1,004,973
Deferred income taxes	95,627	87,015
Prepayments and other current assets	54,711	59,356
Total current assets	1,515,155	1,235,772

Property and equipment, net	1,046,544	1,049,670
Investment securities	171,000	233,899
Other assets	24,616	26,091

Total assets	$2,757,315	$2,545,432

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$462,631	$520,620
Accrued liabilities	517,719	473,292
Income taxes	18,160	3,885
Total current liabilities	998,510	997,797

Long-term debt	250,000	250,000
Deferred income taxes	53,121	38,926
Income taxes	30,974	42,587
Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares	—	—
Common stock, $.10 par; authorized 600,000,000 shares	14,535	14,412
Capital in excess of par	205,253	163,309
Retained earnings	1,346,527	1,134,966
Accumulated other comprehensive loss	(10,433)	(3,776)
	1,555,882	1,308,911
Less: common stock held in treasury, at cost	131,172	92,789

Total shareholders' equity	1,424,710	1,216,122

Total liabilities and shareholders' equity	$2,757,315	$2,545,432

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Quarters Ended
(in thousands)	May 30, 2009	May 31, 2008
Cash flows from operating activities:
Net income	$231,150	$179,922
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118,280	115,194
Deferred income taxes	(3,236)	(25,813)
Stock-based compensation	9,772	7,267
Loss on disposition of property and equipment, including impairment	9,535	4,112
Changes in operating assets and liabilities:
Merchandise inventories	(2,574)	60,925
Income tax refund receivable	7,007	44,394
Prepayments and other current assets	3,471	(6,651)
Other assets	(288)	411
Accounts payable and accrued liabilities	(61,312)	(94,091)
Income taxes	11,562	53,639
	323,367	339,309
Cash flows from investing activities:
Purchases of investment securities	—	(1,071,570)
Sales of investment securities	8,650	1,029,065
Capital expenditures	(103,190)	(108,859)
Proceeds from dispositions of property and equipment	714	561
	(93,826)	(150,803)
Cash flows from financing activities:
Revolving credit facility borrowings	—	736,300
Repayment of revolving credit facility borrowings	—	(736,300)
Payment of debt issuance costs	(624)	(304)
Repurchases of common stock	(38,456)	(97,674)
Changes in cash overdrafts	(27,256)	(43,428)
Proceeds from employee stock options	27,827	97
Excess tax benefits from stock-based compensation	399	—
Payment of dividends	(53,875)	(49,945)
	(91,985)	(191,254)

Net increase (decrease) in cash and cash equivalents	137,556	(2,748)
Cash and cash equivalents at beginning of period	158,502	87,176
Cash and cash equivalents at end of period	$296,058	$84,428

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Third Quarter Ended
(in thousands)	May 30, 2009	May 31, 2008	% Change
Consumables	$1,201,033	$1,066,649	12.6%
Home products	237,384	229,528	3.4%
Apparel and accessories	219,193	230,784	-5.0%
Seasonal and electronics	185,479	175,236	5.8%
TOTAL	$1,843,089	$1,702,197	8.3%

	For the Three Quarters Ended
(in thousands)	May 30, 2009	May 31, 2008	% Change
Consumables	$3,565,542	$3,139,544	13.6%
Home products	771,577	774,518	-0.4%
Apparel and accessories	620,175	686,341	-9.6%
Seasonal and electronics	631,888	617,448	2.3%
TOTAL	$5,589,182	$5,217,851	7.1%

STORES IN OPERATION:
	For the Three Quarters Ended
	May 30, 2009	May 31, 2008
Beginning Store Count	6,571	6,430
New Store Openings	148	165
Store Closings	(65)	(50)
Ending Store Count	6,654	6,545
Total Square Footage (000s)	56,527	55,575
Total Selling Square Footage (000s)	47,060	46,194

CONTACT:
Family Dollar Stores, Inc.
Investor Contact:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
Media Contact:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com